Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Press Contact:

Lance P. Burke

Chief Financial Officer

(516) 548-8500

Hanover Bancorp, Inc. Reports Earnings for the Third Calendar Quarter and Fiscal Year 2023 and Declares $0.10 Quarterly Cash Dividend

Third Calendar Quarter and Fiscal Year Performance Highlights

●	Net Income: Net income for the quarter ended September 30, 2023 totaled $3.5 million or $0.48 per diluted share (including Series A preferred shares). Net income for the quarter ended June 30, 2023 totaled $3.1 million or $0.42 per diluted share (including Series A preferred shares). The Company recorded net income for the fiscal year ended September 30, 2023 of $15.2 million or $2.05 per diluted share, compared to $23.6 million or $3.68 per diluted share in the comparable 2022 fiscal year.
●	Strong Liquidity Position: At September 30, 2023, undrawn liquidity sources, which include cash and unencumbered securities and secured and unsecured funding capacity, totaled $534.7 million or approximately 204% of uninsured deposit balances.
●	Deposit Activity: Total deposits increased $141.4 million or 8.9% from June 30, 2023. Insured and collateralized deposits, which include municipal deposits, accounted for approximately 85% of total deposits at September 30, 2023.
●	Loan Growth: Loans totaled $1.87 billion, a net increase of $51.1 million, or 11.2% annualized, from June 30, 2023, primarily driven by growth in niche-residential, conventional C&I and SBA loans.
●	Banking Initiatives: At September 30, 2023, the Company’s existing banking initiatives, all of which emphasize both loan and deposit growth, are continuing to gain traction:
o	SBA & USDA Banking: SBA gains on sale increased by approximately 40% from June 2023, and the Bank was included in the SBA’s list of top lenders by volume for the SBA’s 9/30/23 fiscal year, placing 43rd out of 1,615 banks with Agency authorized volume of $139 million.
o	C&I Banking: Deposits at the Hauppauge Business Banking Center, the nexus of the Bank’s commercial banking activities, reached $36.1 million, and loans originated by the C&I Banking Team totaled $88.7 million through the fiscal year ended September 30, 2023.
o	Residential Banking: The Bank achieved $196.0 million in closed loans for the fiscal year ended September 30, 2023. Currently, the Company’s pipeline is approximately $67 million with a weighted average yield of 7.39% before origination and other fees which average 50-100 bps and an average 61% LTV.
●	Accumulated Other Comprehensive Loss, Net of Tax, was $1.3 million, reflecting the relatively small size of the Company’s investment portfolio and representing approximately 0.71% of total capital at September 30, 2023.
●	Capital Strength: The Bank’s Tier 1 leverage ratio was 9.16% and its Total Risk-Based capital ratio was 14.60% at September 30, 2023, each significantly above the regulatory minimums (including the capital conservation buffer) for a well-capitalized institution. The Company’s Tangible Common Equity ratio was 7.81% at September 30, 2023, 7.77% at June 30, 2023, and 8.41% at September 30, 2022.
●	Tangible Book Value Per Share: Tangible book value per share (including Series A preferred shares) increased to $22.73 at September 30, 2023 from $22.26 at June 30, 2023 and $21.00 at September 30, 2022.

●	Share Repurchase Program: On October 5, 2023, the Company announced that its Board of Directors approved a Share Repurchase Program. Under this program, the Company may purchase up to 366,050 shares, or approximately 5% of its outstanding common stock, in the open market or in private transactions.
●	Quarterly Cash Dividend: The Company’s Board of Directors approved a $0.10 per share cash dividend on both common and Series A preferred shares payable on November 15, 2023 to stockholders of record on November 8, 2023.

Mineola, NY – October 26, 2023 – Hanover Bancorp, Inc. (“Hanover” or “the Company” – NASDAQ: HNVR), the holding company for Hanover Community Bank (“the Bank”), today reported results for the quarter and fiscal year ended September 30, 2023 and the payment of a $0.10 per share cash dividend on both common and Series A preferred shares payable on November 15, 2023 to stockholders of record on November 8, 2023.

Earnings Summary for the Quarter Ended September 30, 2023

The Company reported net income for the quarter ended September 30, 2023 of $3.5 million or $0.48 per diluted share (including Series A preferred shares), versus $5.8 million or $0.79 per diluted share in the comparable period a year ago and $3.1 million or $0.42 per diluted share for the quarter ended June 30, 2023.  Returns on average assets and average stockholders’ equity were 0.66% and 7.58%, respectively, in the quarter ended September 30, 2023, versus 1.39% and 13.45%, respectively, in the comparable quarter of 2022, and 0.60% and 6.82%, respectively, in the quarter ending June 30, 2023.

The decline in net income recorded in the third calendar quarter of 2023 from the comparable 2022 quarter resulted from two primary factors.  The first was a decrease in net interest income.  The second was an increase in non-interest expense largely due to growth related increases in compensation and benefits, occupancy and equipment and federal deposit insurance premiums, which were partially offset by a decrease in the provision for loan losses and an increase in non-interest income.  During the quarter the Company settled ongoing litigation and received a settlement payment of $975 thousand recorded in non-interest income, which added $0.10 per diluted share to earnings per share in the quarter.  In addition, the Company’s effective tax rate increased to 24.9% in the third calendar quarter of 2023 from 22.7% in the comparable year ago period due to increased business in other states, related to our SBA and USDA lending program, coupled with lower pre-tax income.

Net interest income was $11.8 million for the quarter ended September 30, 2023, a decrease of $4.6 million, or 28.2% versus the comparable 2022 period due to compression of the Company’s net interest margin to 2.29% in the 2023 quarter from 4.04% in the comparable 2022 quarter.  The yield on interest earning assets increased to 5.61% in the 2023 quarter from 4.82% in the comparable 2022 quarter, an increase of 79 basis points, offset by a 294 basis point increase in the cost of interest-bearing liabilities to 3.95% in 2023 from 1.01% in the third calendar quarter of 2022. The continued rise in interest rates driven by the Federal Reserve and, to a lesser extent, the Company’s decision to maintain increased liquidity as a result of recent industry events resulted in the higher cost of funds.

Earnings Summary for the Fiscal Year Ended September 30, 2023

For the fiscal year ended September 30, 2023, the Company reported net income of $15.2 million or $2.05 per diluted share (including Series A preferred shares), versus $23.6 million or $3.68 per diluted share a year ago.  The Company recorded adjusted (non-GAAP) net income (excluding merger-related expenses and severance and retirement expenses and the litigation settlement payment) of $14.8 million or $2.00 per diluted share for the fiscal year ended September 30, 2023, versus adjusted (non-GAAP) net income of $23.8 million or $3.71 per diluted share in the comparable 2022 fiscal year.  In connection with the Company’s initial public offering in May 2022, average shares outstanding increased to 7,319,040 for the fiscal year ended September 30, 2023 from 6,302,328 in the comparable period of 2022.

The decline in net income recorded for the fiscal year ended September 30, 2023 from the comparable 2022 period resulted primarily from a decrease in net interest income, a decrease in gain on sale of loans due to a lower volume of SBA loan sales and depressed secondary market premiums early in the year, a decrease in purchase accounting accretion and an increase in non-interest expense.  The increase in non-interest expense was primarily due to growth related increases in compensation and benefits, occupancy and equipment, data processing, professional fees, federal deposit insurance premiums and other expenses. At the beginning of the year, the FDIC instituted a 2bps increase in the base deposit insurance assessment rate which accounted for approximately 31% of the increase in our deposit insurance premiums year over year.

Net interest income was $54.5 million for the fiscal year ended September 30, 2023, a decrease of $6.8 million, or 11.0% from the comparable 2022 period primarily due to compression of the Company’s net interest margin to 2.85% in the 2023 period from 4.18% in the comparable 2022 period.  The year over year decrease in purchase accounting accretion accounted for 20 basis points of the decline in the net interest margin.  The yield on interest earning assets increased to 5.49% in the 2023 period from 4.66% in the comparable 2022 period, an increase of 83 basis points that was offset by a 256 basis point increase in the cost of interest-bearing liabilities to 3.18% in 2023 from 0.62% in the comparable 2022 period due to the rapid and significant rise in interest rates.

Michael P. Puorro, Chairman and Chief Executive Officer, commented on the Company’s quarterly results:  “We are pleased with our consistent results in the third quarter of 2023 and excited to see increasing returns from our investments in SBA and USDA and C&I Banking.  Coupled with our sustained focus on cost management, these new initiatives will enhance earnings and capital growth into the future.  Both increasing fee income and cost management have been significant focuses in our efforts to mitigate margin compression, which is impacting the entire financial sector.  The Hanover Bank brand continues to grow in our key markets, and we look forward to building on our reputation for creative solutions and unparalleled service.”

Balance Sheet Highlights

Total assets at September 30, 2023 were $2.15 billion versus $1.84 billion at September 30, 2022.  Total deposits at September 30, 2023 increased to $1.74 billion compared to $1.53 billion at September 30, 2022.  During the quarter ended September 30, 2023, total deposits increased $141.4 million from June 30, 2023. This deposit growth has enabled us to lessen our reliance on higher cost wholesale borrowings while also lowering our loan to deposit ratio from 114% at June 30, 2023 to 108% at September 30, 2023. We are targeting a loan to deposit ratio of less than 100% by the end of the calendar year.

The Company had $313.2 million in total municipal deposits at September 30, 2023, at a weighted average rate of 4.53% versus $416.9 million at a weighted average rate of 1.19% at September 30, 2022.  The Company’s municipal deposit program is built on long-standing relationships developed in the local marketplace.  This core deposit business will continue to provide a stable source of funding for the Company’s lending products at costs lower than those of consumer deposits and market-based borrowings.  The Company continues to broaden its municipal customer deposit base as evidenced by the increase in the number of relationships year over year.

Total borrowings at September 30, 2023 were $179.8 million, including $4.1 million in Federal Reserve Paycheck Protection Program Liquidity Facility advances, with a weighted average rate and term of 4.10% and 24 months, respectively.  At September 30, 2023 and 2022, the Company had $126.7 million and $37.8 million, respectively, of term FHLB advances outstanding.  The Company added $100.7 million of extended duration FHLB term advances in March 2023 to provide additional liquidity and enhance the interest rate sensitivity profile.  The Company had $49.0 million and $55.0 million of FHLB overnight borrowings outstanding at September 30, 2023 and 2022, respectively. The Company utilizes a number of strategies to manage interest rate risk, including interest rate swap agreements which currently provides a benefit to net interest income.  During the second quarter of 2023, the Company executed its first pay fixed, receive floating interest rate swap with a notional amount totaling $25.0 million for a four-year term at a fixed rate of 3.89%.  During the third quarter of 2023, the Company executed two additional pay fixed, receive floating interest rate swaps with a notional amount totaling $50.0 million for a three-year term at a fixed rate of 4.59%.

Stockholders’ equity increased to $185.9 million at September 30, 2023 from $172.6 million at September 30, 2022, resulting in an increase in tangible book value per share (including Series A preferred shares) to $22.73 at September 30, 2023 from $21.00 at September 30, 2022.  This increase was primarily due to net income earned during the fiscal year ended September 30, 2023.  The accumulated other comprehensive loss at September 30, 2023 was minimal at 0.71% of total equity and was comprised of a $1.6 million after tax net unrealized loss on the investment portfolio that was partially offset by a $0.3 million after tax net unrealized gain on derivatives.

Loan Portfolio Growth and Allowance for Loan Losses

On a linked quarter basis, the Company exhibited net loan growth of $51.1 million, an 11.2% increase on an annualized basis.  For the twelve months ended September 30, 2023, the Bank’s loan portfolio grew to $1.87 billion, for an increase of 15.5%.  Year over year growth was concentrated primarily in residential, commercial real estate loans and C&I loans.  At September 30, 2023, the Company’s residential loan portfolio (including home equity) amounted to $657.3 million, with an average loan balance of $484 thousand and a weighted average loan-to-value ratio of 57%.  Commercial real estate and multifamily loans totaled $1.13 billion at September 30, 2023, with an average loan balance of $1.5 million and a weighted average loan-to-value ratio of 60%.  The Company’s commercial real estate concentration ratio was 448% of capital at September 30, 2023 versus 457% of capital at June 30, 2023, with loans secured by office space accounting for 2.5% of the total loan portfolio and totaling $47.1 million.  The Company’s loan pipeline at September 30, 2023 is approximately $299 million, with approximately 95% being niche-residential, conventional C&I and SBA and USDA lending opportunities.  The Company was included in the SBA’s list of top lenders by volume for their 9/30/23 fiscal year, placing 43rd out of 1,615 banks up from 73rd place in the prior year.

Historically, the Bank has generated additional income by strategically originating and selling residential and government guaranteed loans to other financial institutions at premiums, while also retaining servicing rights in some sales.  However, due to the pace of interest rate increases since 2022, the Bank’s secondary market sale activity remains less active, and the Bank continues originating residential loans for its own portfolio.  During the quarter ended September 30, 2023, the

Company sold $18.4 million in SBA loans and recorded gains on the sale of loans held-for-sale of $1.5 million.  The Company recorded gains of $1.2 million on the sale of SBA loans in the quarter ended September 30, 2022.  During the fiscal year ended September 30, 2023, the Company sold $51.8 million in SBA loans and recorded gains on the sale of loans held-for-sale of $4.1 million.  The Company recorded gains of $5.1 million on the sale primarily of SBA and performing residential loans in the fiscal year ended September 30, 2022.

During the third quarter of the calendar year 2023, the Bank recorded a provision for loan losses expense of $0.5 million.  The September 30, 2023, allowance for loan losses balance was $14.7 million versus $12.8 million at September 30, 2022.  The allowance for loan losses as a percent of total loans was 0.78% at September 30, 2023 versus 0.79% at September 30, 2022.  The allowance for loan losses as a percent of total loans excluding acquired loans (“originated loans”) was 0.88% at September 30, 2023.  The cumulative charge-offs of $1.2 million during the quarter were primarily related to one multi-family loan for which the Bank had a specific reserve approximately equal to the charge-off for that loan.  At September 30, 2023, non-performing loans totaled $15.1 million of which $8.4 million represented legacy Savoy Bank originated loans that were either written down to fair value at the acquisition date or are 100% guaranteed by the SBA.  All loans added to non-performing during the quarter are adequately secured by real estate.  Subsequent to September 30, a $1.1 million non-performing residential investor loan paid in full.  Non-performing loans were $10.8 million and $13.5 million at June 30, 2023 and September 30, 2022, respectively.

Net Interest Margin

The Bank’s net interest margin was 2.29% during the third calendar quarter of 2023 versus 4.04% in the comparable 2022 quarter.  The decrease from the prior year quarter was primarily related to the increase in the total cost of funds, partially offset by the increase in the average yield on loans and to a lesser extent, the Company’s decision to increase liquidity as a result of the recent industry events.  The margin compression reflects the effects of the rapid and significant rise in interest rates and the competitive deposit environment. Depending on future Federal Reserve interest rate decisions, we expect the margin to stabilize in the upcoming months.

Fiscal Year Change

In October 2023, the Company’s Board of Directors approved a change in the Company’s fiscal year end from September 30 to December 31.  Accordingly, the Company will report a transition quarter that runs from October 1, 2023 through December 31, 2023 (Stub Period).  The Company’s next full fiscal year will be the calendar year January 1, 2024 through December 31, 2024.

About Hanover Community Bank and Hanover Bancorp, Inc.

Hanover Bancorp, Inc. (NASDAQ: HNVR), is a bank holding company for Hanover Community Bank, a community commercial bank focusing on highly personalized and efficient services and products responsive to client needs.  Management and the Board of Directors are comprised of a select group of successful local businesspeople who are committed to the success of the Bank by knowing and understanding the metro-New York area’s financial needs and opportunities.  Backed by state-of-the-art technology, Hanover offers a full range of financial services.  Hanover employs a complete suite of consumer, commercial, and municipal banking products and services, including multi-family and commercial mortgages, residential loans, business loans and lines of credit.  Hanover also offers its customers access to 24-hour ATM service with no fees attached, free checking with interest, telephone banking, advanced technologies in mobile and internet banking for our consumer and business customers, safe deposit boxes and much more.  The Company’s corporate administrative office is located in Mineola, New York where it also operates a full-service branch office along with additional branch locations in Garden City Park, Hauppauge, Forest Hills, Flushing, Sunset Park, Rockefeller Center and Chinatown, New York, and Freehold, New Jersey.

Hanover Community Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Housing/Equal Opportunity Lender.  For further information, call (516) 548-8500 or visit the Bank’s website at www.hanoverbank.com.

Non-GAAP Disclosure

This discussion includes non-GAAP financial measures, including the Company’s adjusted operating earnings, adjusted returns on average assets and shareholders’ equity, and adjusted operating efficiency ratio.  A non-GAAP financial measure is a numerical measure of historical or future performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”).  The Company’s management believes that the presentation of non-GAAP financial measures provides both management and investors with a greater understanding of the Company’s operating results and trends in addition to the results measured in accordance with GAAP, and provides greater comparability across time periods.  While management uses non-GAAP financial measures in its analysis of the Company’s performance, this information is not meant to be considered in isolation or as a substitute for the numbers prepared in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.  The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by other financial institutions.

With respect to the calculations of adjusted operating net income and adjusted operating efficiency ratio for the periods presented in this discussion, reconciliations to the most comparable U.S. GAAP measures are provided in the tables that follow.

Forward-Looking Statements

This release may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and may be identified by the use of such words as "may," "believe," "expect," "anticipate," "should," "plan," "estimate," "predict," "continue," and "potential" or the negative of these terms or other comparable terminology.  Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of Hanover Bancorp, Inc.  Any or all of the forward-looking statements in this release and in any other public statements made by Hanover Bancorp, Inc. may turn out to be incorrect.  They can be affected by inaccurate assumptions that Hanover Bancorp, Inc. might make or by known or unknown risks and uncertainties, including those discussed in our Annual Report on Form 10-K under Item 1A - Risk Factors, as updated by our subsequent filings with the Securities and Exchange Commission.  Further, the adverse effect of the COVID-19 pandemic on the Company, its customers, and the communities where it operates may adversely affect the Company’s business, results of operations and financial condition for an indefinite period of time.  Consequently, no forward-looking statement can be guaranteed.  Hanover Bancorp, Inc. does not intend to update any of the forward-looking statements after the date of this release or to conform these statements to actual events.

HANOVER BANCORP, INC.

STATEMENTS OF CONDITION (unaudited)

(dollars in thousands)

	September 30,	June 30,	September 30,
	2023	2023	2022
Assets
Cash and cash equivalents	$192,624	$211,533	$149,947
Securities-available for sale, at fair value	10,889	11,094	12,285
Investments-held to maturity	4,108	4,180	4,414

Loans, net of deferred loan fees and costs	1,874,562	1,823,503	1,623,531
Less: allowance for loan losses	(14,686)	(15,369)	(12,844)
Loans, net	1,859,876	1,808,134	1,610,687

Goodwill	19,168	19,168	19,168
Premises & fixed assets	16,057	16,256	14,462
Operating lease assets	10,193	10,602	—
Other assets	36,717	40,816	29,095
Assets	$2,149,632	$2,121,783	$1,840,058

Liabilities and stockholders’ equity
Core deposits	$1,204,994	$1,137,134	$1,189,033
Time deposits	530,076	456,505	339,073
Total deposits	1,735,070	1,593,639	1,528,106

Borrowings	179,849	293,849	101,752
Subordinated debentures	24,621	24,608	24,568
Operating lease liabilities	10,899	11,309	—
Other liabilities	13,286	15,572	13,048
Liabilities	1,963,725	1,938,977	1,667,474

Stockholders’ equity	185,907	182,806	172,584
Liabilities and stockholders’ equity	$2,149,632	$2,121,783	$1,840,058

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	9/30/2023	9/30/2022	9/30/2023	9/30/2022
Interest income	$28,952	$19,613	$105,043	$68,429
Interest expense	17,153	3,191	50,551	7,175
Net interest income	11,799	16,422	54,492	61,254
Provision for loan losses	500	2,050	3,432	4,450
Net interest income after provision for loan losses	11,299	14,372	51,060	56,804

Loan servicing and fee income	681	681	2,709	2,885
Service charges on deposit accounts	75	63	275	232
Gain on sale of loans held-for-sale	1,468	1,227	4,093	5,143
Gain on sale of investments	—	—	—	105
Other operating income	1,483	24	1,771	507
Non-interest income	3,707	1,995	8,848	8,872

Compensation and benefits	5,351	4,265	20,652	19,665
Occupancy and equipment	1,758	1,457	6,359	5,633
Data processing	516	496	1,951	1,629
Acquisition costs	—	—	—	250
Professional fees	800	850	3,145	2,568
Federal deposit insurance premiums	386	108	1,259	368
Other operating expenses	1,506	1,655	6,355	5,068
Non-interest expense	10,317	8,831	39,721	35,181

Income before income taxes	4,689	7,536	20,187	30,495
Income tax expense	1,166	1,712	5,023	6,939

Net income	$3,523	$5,824	$15,164	$23,556

Earnings per share ("EPS"):(1)
Basic	$0.48	$0.80	$2.07	$3.74
Diluted	$0.48	$0.79	$2.05	$3.68

Average shares outstanding for basic EPS (1)(2)	7,327,345	7,287,622	7,319,040	6,302,328
Average shares outstanding for diluted EPS (1)(2)	7,407,483	7,380,638	7,399,158	6,395,305

(1)	Calculation includes common stock and Series A preferred stock for the three months ended 9/30/23 and year ended 9/30/23.
(2)	Average shares outstanding before subtracting participating securities.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

QUARTERLY TREND

(dollars in thousands, except per share data)

	Three Months Ended
	9/30/2023	6/30/2023	3/31/2023	12/31/2022	9/30/2022
Interest income	$28,952	$28,459	$25,060	$22,572	$19,613
Interest expense	17,153	14,954	11,136	7,308	3,191
Net interest income	11,799	13,505	13,924	15,264	16,422
Provision for loan losses	500	500	932	1,500	2,050
Net interest income after provision for loan losses	11,299	13,005	12,992	13,764	14,372

Loan servicing and fee income	681	811	539	678	681
Service charges on deposit accounts	75	70	67	63	63
Gain on sale of loans held-for-sale	1,468	1,052	995	578	1,227
Other operating income	1,483	41	155	92	24
Non-interest income	3,707	1,974	1,756	1,411	1,995

Compensation and benefits	5,351	5,405	5,564	4,332	4,265
Occupancy and equipment	1,758	1,587	1,537	1,477	1,457
Data processing	516	576	441	418	496
Professional fees	800	781	881	683	850
Federal deposit insurance premiums	386	357	358	158	108
Other operating expenses	1,506	1,860	1,786	1,203	1,655
Non-interest expense	10,317	10,566	10,567	8,271	8,831

Income before income taxes	4,689	4,413	4,181	6,904	7,536
Income tax expense	1,166	1,319	972	1,566	1,712

Net income	$3,523	$3,094	$3,209	$5,338	$5,824

Earnings per share ("EPS"):(1)
Basic	$0.48	$0.42	$0.44	$0.73	$0.80
Diluted	$0.48	$0.42	$0.43	$0.72	$0.79

Average shares outstanding for basic EPS (1)(2)	7,327,345	7,332,090	7,324,036	7,292,940	7,287,622
Average shares outstanding for diluted EPS (1)(2)	7,407,483	7,407,613	7,406,933	7,387,938	7,380,638

(1)	Calculation includes common stock and Series A preferred stock for the quarters ended 9/30/23, 6/30/23, 3/31/23 and 12/31/22.
(2)	Average shares outstanding before subtracting participating securities.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

CONSOLIDATED NON-GAAP FINANCIAL INFORMATION (1) (unaudited)

(dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	9/30/2023	9/30/2022	9/30/2023	9/30/2022
ADJUSTED NET INCOME:
Net income, as reported	$3,523	$5,824	$15,164	$23,556
Adjustments:
Merger-related expenses	—	—	—	250
Litigation settlement payment	(975)	—	(975)	—
Severance and retirement expenses	—	—	456	—
Total adjustments, before income taxes	(975)	—	(519)	250
Adjustment for reported effective income tax rate	(243)	—	(138)	53
Total adjustments, after income taxes	(732)	—	(381)	197
Adjusted net income	$2,791	$5,824	$14,783	$23,753
Basic earnings per share - adjusted	$0.38	$0.80	$2.02	$3.77
Diluted earnings per share - adjusted	$0.38	$0.79	$2.00	$3.71

ADJUSTED OPERATING EFFICIENCY RATIO(2):
Operating efficiency ratio, as reported	66.53%	47.95%	62.71%	50.25%
Adjustments:
Merger-related expenses	—%	—%	—%	(0.36)%
Litigation settlement payment	4.47%	—%	0.98%	—%
Severance and retirement expenses	—%	—%	(0.72)%	—%
Adjusted operating efficiency ratio	71.00%	47.95%	62.97%	49.89%

ADJUSTED RETURN ON AVERAGE ASSETS	0.53%	1.39%	0.75%	1.56%
ADJUSTED RETURN ON AVERAGE EQUITY	6.00%	13.45%	8.19%	16.27%

(1)

A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.

(3)	Excludes gain on sale of securities available for sale.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands)

	Three Months Ended		Year Ended
	9/30/2023	9/30/2022	9/30/2023	9/30/2022
Profitability:
Return on average assets	0.66%	1.39%	0.77%	1.55%
Return on average equity (1)	7.58%	13.45%	8.40%	16.14%
Return on average tangible equity (1)	8.47%	15.18%	9.42%	18.64%
Pre-provision net revenue to average assets	0.98%	2.28%	1.19%	2.30%
Yield on average interest-earning assets	5.61%	4.82%	5.49%	4.66%
Cost of average interest-bearing liabilities	3.95%	1.01%	3.18%	0.62%
Net interest rate spread (2)	1.66%	3.81%	2.31%	4.04%
Net interest margin (3)	2.29%	4.04%	2.85%	4.18%
Non-interest expense to average assets	1.94%	2.10%	2.01%	2.31%
Operating efficiency ratio (4)	66.53%	47.95%	62.71%	50.25%

Average balances:
Interest-earning assets	$2,046,502	$1,613,481	$1,914,625	$1,467,079
Interest-bearing liabilities	1,723,235	1,257,504	1,587,861	1,157,387
Loans	1,840,900	1,523,936	1,771,878	1,344,369
Deposits	1,638,777	1,407,629	1,601,614	1,256,976
Borrowings	259,549	74,725	170,298	106,895

(1)	Includes common stock and Series A preferred stock for the three months ended 9/30/23 and year ended 9/30/23.
(2)	Represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(3)	Represents net interest income divided by average interest-earning assets.
(4)	Excludes gain on sale of securities available for sale.

HANOVER BANCORP, INC.

SELECTED FINANCIAL DATA (unaudited)

(dollars in thousands, except share and per share data)

	At or For the Three Months Ended
	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Asset quality:
Provision for loan losses	$500	$500	$932	$1,500
Net (charge-offs)/recoveries	(1,183)	(10)	(457)	60
Allowance for loan losses	14,686	15,369	14,879	14,404
Allowance for loan losses to total loans (1)	0.78%	0.84%	0.83%	0.82%
Allowance for loan losses to originated loans (1)(6)	0.88%	0.95%	0.95%	0.95%
Non-performing loans (2)(3)(4)(5)	$15,061	$10,785	$11,031	$11,798
Non-performing loans/total loans	0.80%	0.59%	0.62%	0.68%
Non-performing loans/total assets	0.70%	0.51%	0.53%	0.59%
Allowance for loan losses/non-performing loans	97.51%	142.50%	134.88%	122.09%

Capital (Bank only):
Tier 1 Capital	$190,928	$188,568	$185,449	$182,934
Tier 1 leverage ratio	9.16%	9.16%	9.79%	10.34%
Common equity tier 1 capital ratio	13.55%	13.16%	12.88%	14.17%
Tier 1 risk based capital ratio	13.55%	13.16%	12.88%	14.17%
Total risk based capital ratio	14.60%	14.24%	13.93%	15.30%

Equity data:
Shares outstanding (7)	7,320,419	7,334,120	7,331,092	7,299,000
Stockholders’ equity	$185,907	$182,806	$180,522	$177,628
Book value per share (7)	25.40	24.93	24.62	24.34
Tangible common equity (7)	166,412	163,294	160,992	158,079
Tangible book value per share (7)	22.73	22.26	21.96	21.66
Tangible common equity (“TCE”) ratio (7)	7.81%	7.77%	7.84%	8.05%

(1)	Calculation excludes loans held for sale.
(2)	Includes $0.1 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.4 million of loans fully guaranteed by the SBA at 9/30/23.
(3)	Includes 0.1 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.2 million of loans fully guaranteed by the SBA at 6/30/23
(4)	Includes $0.7 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.2 million of loans fully guaranteed by the SBA at 3/31/23.
(5)	Includes $1.2 million of Purchased Credit Impaired loans 90 days past due and still accruing and $0.2 million of loans fully guaranteed by the SBA at 12/31/22.
(6)	Calculation excludes acquired loans.
(7)	lncludes common stock and Series A preferred stock.

Note: Prior period information has been adjusted to conform to current period presentation.

HANOVER BANCORP, INC.

STATISTICAL SUMMARY

QUARTERLY TREND

(unaudited, dollars in thousands, except share data)

	9/30/2023	6/30/2023	3/31/2023	12/31/2022
Loan distribution (1):
Residential mortgages	$630,374	$598,747	$567,106	$550,161
Multifamily	578,895	583,837	588,244	590,530
Commercial real estate	550,334	546,120	541,924	533,442
Commercial & industrial	87,575	67,918	59,184	46,162
Home equity	26,959	26,517	30,664	26,358
Consumer	425	364	243	157

Total loans	$1,874,562	$1,823,503	$1,787,365	$1,746,810

Sequential quarter growth rate	2.80%	2.02%	2.32%	7.59%

Loans sold during the quarter	$18,403	$12,610	$12,756	$8,047

Funding distribution:
Demand	$185,731	$180,303	$178,592	$199,556
N.O.W.	503,704	480,108	627,102	536,092
Savings	54,502	67,626	79,414	107,275
Money market	461,057	409,097	391,314	285,471
Total core deposits	1,204,994	1,137,134	1,276,422	1,128,394
Time	530,076	456,505	430,852	389,256
Total deposits	1,735,070	1,593,639	1,707,274	1,517,650
Borrowings	179,849	293,849	136,962	238,273
Subordinated debentures	24,621	24,608	24,594	24,581

Total funding sources	$1,939,540	$1,912,096	$1,868,830	$1,780,504

Sequential quarter growth rate - total deposits	8.87%	(6.66)%	12.49%	(0.68)%

Period-end core deposits/total deposits ratio	69.45%	71.35%	74.76%	74.35%

Period-end demand deposits/total deposits ratio	10.70%	11.31%	10.46%	13.15%

(1)	Excluding loans held for sale

HANOVER BANCORP, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1) (unaudited)

(dollars in thousands, except share and per share amounts)

	9/30/2023	6/30/2023	3/31/2023	12/31/2022	9/30/2022
Tangible common equity
Total equity (2)	$185,907	$182,806	$180,522	$177,628	$172,584
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(327)	(344)	(362)	(381)	(399)
Tangible common equity (2)	$166,412	$163,294	$160,992	$158,079	$153,017

Tangible common equity (“TCE”) ratio
Tangible common equity (2)	$166,412	$163,294	$160,992	$158,079	$153,017
Total assets	2,149,632	2,121,783	2,071,720	1,983,692	1,840,058
Less: goodwill	(19,168)	(19,168)	(19,168)	(19,168)	(19,168)
Less: core deposit intangible	(327)	(344)	(362)	(381)	(399)
Tangible assets	$2,130,137	$2,102,271	$2,052,190	$1,964,143	$1,820,491
TCE ratio (2)	7.81%	7.77%	7.84%	8.05%	8.41%

Tangible book value per share
Tangible equity (2)	$166,412	$163,294	$160,992	$158,079	$153,017
Shares outstanding (2)	7,320,419	7,334,120	7,331,092	7,299,000	7,285,648
Tangible book value per share (2)	$22.73	$22.26	$21.96	$21.66	$21.00

(1)	A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with U.S. GAAP. While management uses non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with U.S. GAAP or considered to be more important than financial results determined in accordance with U.S. GAAP.
(2)	Includes common stock and Series A preferred stock at 9/30/23, 6/30/23, 3/31/23 and 12/31/22.

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Three Months Ended September 30, 2023 and 2022

(unaudited, dollars in thousands)

	2023			2022
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

Assets:
Interest-earning assets:
Loans	$1,840,900	$26,059	5.62%	$1,523,936	$19,033	4.96%
Investment securities	15,232	198	5.16%	13,171	126	3.80%
Interest-earning cash	176,884	2,391	5.36%	72,136	386	2.12%
FHLB stock and other investments	13,486	304	8.94%	4,238	68	6.37%
Total interest-earning assets	2,046,502	28,952	5.61%	1,613,481	19,613	4.82%
Non interest-earning assets:
Cash and due from banks	6,700			9,945
Other assets	53,638			43,421
Total assets	$2,106,840			$1,666,847

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$985,625	$10,186	4.10%	$863,551	$1,876	0.86%
Time deposits	478,061	4,060	3.37%	319,228	889	1.10%
Total savings and time deposits	1,463,686	14,246	3.86%	1,182,779	2,765	0.93%
Borrowings	234,936	2,604	4.40%	50,165	92	0.73%
Subordinated debentures	24,613	303	4.88%	24,560	334	5.40%
Total interest-bearing liabilities	1,723,235	17,153	3.95%	1,257,504	3,191	1.01%
Demand deposits	175,091			224,850
Other liabilities	23,994			12,730
Total liabilities	1,922,320			1,495,084
Stockholders’ equity	184,520			171,763
Total liabilities & stockholders’ equity	$2,106,840			$1,666,847
Net interest rate spread			1.66%			3.81%
Net interest income/margin		$11,799	2.29%		$16,422	4.04%

HANOVER BANCORP, INC.

NET INTEREST INCOME ANALYSIS

For the Years Ended September 30, 2023 and 2022

(unaudited, dollars in thousands)

	2023			2022
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate

Assets:
Interest-earning assets:
Loans	$1,771,878	$97,560	5.51%	$1,344,369	$67,005	4.98%
Investment securities	16,007	806	5.04%	12,788	484	3.78%
Interest-earning cash	117,644	5,949	5.06%	105,474	742	0.70%
FHLB stock and other investments	9,096	728	8.00%	4,448	198	4.45%
Total interest-earning assets	1,914,625	105,043	5.49%	1,467,079	68,429	4.66%
Non interest-earning assets:
Cash and due from banks	8,837			9,164
Other assets	53,411			46,131
Total assets	$1,976,873			$1,522,374

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Savings, N.O.W. and money market deposits	$997,068	$32,647	3.27%	$737,057	$3,166	0.43%
Time deposits	420,495	11,204	2.66%	313,435	2,209	0.70%
Total savings and time deposits	1,417,563	43,851	3.09%	1,050,492	5,375	0.51%
Borrowings	145,705	5,396	3.70%	82,362	469	0.57%
Subordinated debentures	24,593	1,304	5.30%	24,533	1,331	5.43%
Total interest-bearing liabilities	1,587,861	50,551	3.18%	1,157,387	7,175	0.62%
Demand deposits	184,051			206,484
Other liabilities	24,390			12,526
Total liabilities	1,796,302			1,376,397
Stockholders’ equity	180,571			145,977
Total liabilities & stockholders’ equity	$1,976,873			$1,522,374
Net interest rate spread			2.31%			4.04%
Net interest income/margin		$54,492	2.85%		$61,254	4.18%